Exhibit 99.1

Contacts:
Media	Investors
Sherry Johnson	Gary Kohn
+1-720-332-4750	+1-720-332-8276
sherry.l.johnson@westernunion.com	gary.kohn@westernunion.com

Western Union Reports Fourth Quarter and Full Year 2007 Results

- Fourth Quarter Revenue Up 12% and Full-Year Revenue Up 10% -

- EPS was $0.32, Up 14% in the Fourth Quarter -

Englewood, Colo., Jan. 31, 2008 – The Western Union Company (NYSE: WU) today reported financial results for the fourth quarter and full year 2007.

Highlights for the fourth quarter include:

•	Revenue of $1.3 billion, up 12%

•	EPS of $0.32, up 14%

•	Operating income margin of 28%

•	Consumer-to-consumer revenue increased 12%, transactions up 14%

•	Consumer-to-business revenue grew 13%, transactions up 49%

Highlights for the full year include:

•	Revenue of $4.9 billion, up 10%

•	EPS of $1.11, or $1.13 excluding the previously announced $0.02 per share non-cash charge

•	Operating income margin of 27%

•	Cash provided by operating activities of $1.1 billion

•	More than 335,000 agent locations

•	572 million total C2C and C2B transactions

“Western Union’s revenue and earnings growth accelerated throughout the year, which enabled us to deliver our expectations for the fourth quarter, and we are pleased with these results,” said President and Chief Executive Officer Christina Gold. “2007 demonstrated Western Union’s strengths as a geographically diverse global company, with 65% of total annual revenue generated by our international consumer-to-consumer money transfer business. Additionally, our consumer-to-business segment continues to grow with Pago Fácil, our bill payment company in Argentina, continuing to exceed expectations.”

Fourth Quarter Results

Revenue was $1.3 billion, up 12%, or 10% excluding the December 6, 2006 acquisition of Pago Fácil. Revenue also included $28 million from currency translation of the euro.

Total consumer-to-consumer revenue in the fourth quarter grew 12% to $1.1 billion on transaction growth of 14%. A significant portion of the growth was attributable to the continued strong performance within the international consumer-to-consumer business, which increased revenue 17% while growing transactions 19%. The international-to-international subset, those transactions that originate outside of the U.S., grew faster still, posting 25% revenue growth and 28% transaction growth. This international-to-international subset contributed 54% of Western Union’s fourth quarter total revenue.

The Mexico business had flat revenue from transaction growth of 3%. As expected, the difference between revenue and transaction growth rates continued to tighten as a result of a steady Mexico pricing environment. The company’s Mexico transaction growth rate continued to outpace the market, based on data released by Banco de Mexico.

The domestic business posted revenue and transaction declines of 9% and 3%, respectively.

Revenue in the consumer-to-business segment was $183 million in the quarter, growing 13%, or 4% excluding the December 2006 acquisition of Pago Fácil.

In the fourth quarter, consolidated operating income was up 9%. Operating income margin was 28% compared to 29% in last year’s fourth quarter. The decrease in operating income margin was caused by the ongoing shift in business mix, reflecting stronger growth in the international business, which carries lower profit margins than in the U.S.-originated businesses, and $17 million of incremental independent public company expenses compared to $9 million in the fourth quarter of 2006.

Fourth quarter consumer-to-consumer operating income increased 11%, and operating income margin remained strong at 27.5% compared to 27.6% a year ago. Operating income growth and margin were impacted by the international and U.S. mix shift and incremental independent public company expenses, which were offset to a lesser extent by expense leverage.

Fourth quarter consumer-to-business operating income declined 3%, and operating income margin decreased to 30% from 35% a year ago. The decline was primarily due to the segment’s lower-margin electronic-based services growing faster than the segment’s higher-margin cash-based services and Pago Fácil, which has an operating income margin lower than the segment’s average. In addition, the segment’s operating income growth and margin were impacted by incremental independent public company expenses.

The tax rate was 27.4% in the fourth quarter versus 30.8% recognized in the first three quarters of 2007. The lower tax rate in the quarter was primarily due to the favorable resolution of certain tax matters.

The agent network had more than 335,000 locations at year end, which was ahead of expectations. During the quarter, Western Union took significant steps in strengthening this network by entering into new agreements and re-signing existing agreements around the world.

In November, Western Union entered into a multi-year extension with Kroger, an agent for 22 years, covering 2,400 locations. In January, the company extended its agreement with supermarket operator Delhaize America, which offers Western Union services at 1,120 U.S. locations. The re-signing of these two supermarkets maintains Western Union’s strong position of having long-term agreements with eight of the 10 largest supermarkets in the United States.

To solidify its position in a key region, Western Union made a 25% equity investment in Grace Kennedy, a key agent in Jamaica and other Caribbean islands. The company also signed a 10-year renewal with Grupo Vimenca, with over 200 locations in the Dominican Republic.

In a significant new development, Western Union has received the required approvals to resume service in South Africa and expects to be offering services later in 2008 after a six-year absence.

In January, the company signed an agreement with Penn Traffic, a leading U.S. food retailer with over 100 locations. Penn Traffic previously offered money transfer services through a competitor. Additional notable new relationships include an agreement to offer money transfer services at over 300 China Everbright Bank branches in more than 30 cities in China, and a new relationship with the Bangladesh Post.

Significant renewal agreements included: Correo Argentino, representing 1,300 postal locations, Deutsche Postbank, covering 3,200 locations in Germany and the Kenya Post Office Savings Bank. In the United States, TCF Bank renewed its agreement to offer Western Union services at 360 locations across seven states.

Full Year Results

Revenue for 2007 was $4.9 billion, a 10% increase, or 8% excluding the acquisition of Pago Fácil. Full-year revenue included $79 million from currency translation of the euro.

Total consumer-to-consumer revenue for 2007 grew 9% to $4.1 billion on transaction growth of 14% over 2006 with a significant portion of this growth attributable to the international consumer-to-consumer business. Operating income margin declined from 29% to 26% in 2007, primarily as a result of the shift in business mix reflecting stronger growth in the international business, which carries a lower profit margin than the U.S. originated businesses, incremental independent public company expenses and the third quarter non-cash stock compensation charge.

Consumer-to-business segment revenue increased 13% from $636 million in 2006 to $720 million in 2007. Excluding the impact of the acquisition of Pago Fácil, revenue increased 4%. Operating income margin decreased from 35% to 31% as the segment’s electronic-based services and Pago Fácil, both of which have margins lower than the segment’s cash-based services, became more significant to the segment’s overall results. In addition, operating income growth and margin were impacted by incremental public company expenses and the non-cash stock compensation charge.

Consolidated operating income was $1.3 billion and the operating margin for the year was 27% compared with 29% in 2006. Full-year operating income and operating income margin were impacted by the mix shift described above, the $22 million non-cash stock compensation charge, as well as $59 million in incremental independent public company expenses compared to $25 million in 2006.

The tax rate was 29.9% compared to 31.5% in 2006, primarily due to increased foreign-derived profits compared to U.S.-derived profits, as well as the favorable resolution of certain tax matters.

Western Union continues to generate strong cash flow. Cash provided by operating activities was $1.1 billion. Capital expenditures were $192 million. Cash at year end was $1.8 billion and total outstanding borrowings were $3.3 billion.

During the fourth quarter, Western Union repurchased 6.4 million shares for $146 million at an average price of $22.73. For the full year 2007, Western Union repurchased 34.7 million shares for $727 million at an average cost of $20.94 per share. The company has $1.25 billion remaining under its board-authorized repurchase plans.

Western Union continues to make progress with new products and offerings. On the mobile money transfer front, Bharti Airtel and Western Union will jointly develop and pilot a mobile money transfer service in India. In the second quarter of 2008, Western Union expects to launch two separate mobile money transfer offerings in the Philippines, one with Smart Communications and the other with Globe Teleco, the two major mobile operators in the Philippines. In Canada, Western Union launched a new service with Scotiabank, connecting customers to Western Union’s 335,000 physical locations. Customers needing to send money can initiate a transaction at bank branches or via Scotiabank’s on-line service for payout in any Western Union location worldwide.

Western Union has partnered with PrimeCredit Limited, a wholly owned subsidiary of Standard Chartered Bank PLC, to begin offering micro loans on a test basis in Hong Kong. Western Union will not take the credit risk on the loans.

Outlook

Gold concluded, “As we move into 2008, I am excited about our strong position in the growing worldwide remittance marketplace. We have a talented team, a world-class brand, outstanding agent partners and the corresponding network, and we are in a strong financial position that will allow us to focus our investments on growth. I am confident in our 2008 financial plan, which anticipates the international consumer-to-consumer business to remain strong, the Mexico business to have modest growth, and the U.S. domestic and U.S. outbound businesses to be challenged in light of the current economic circumstances in the United States.

“In 2008, we will continue to grow the core consumer-to-consumer business, expand our consumer-to-business service globally, further develop innovations such as mobile phone money transfer, microlending and new business-to-business offerings, and leverage our cost structure to maintain strong operating margins.”

For the full year 2008, management provides the following guidance:

•	Revenue growth in the range of 9% to 11%

•	Earnings per share of $1.24 to $1.28

•	Strong margins consistent with 2007

•	Cash flow from operations of approximately $1.2 billion

Investor and Analyst Conference

Western Union President and Chief Executive Officer Christina Gold will host a conference call and webcast at 8:30 a.m. Eastern Time today. Joining Christina on the conference call will be Scott Scheirman, Executive Vice President and Chief Financial Officer. To listen to the conference call live via telephone, dial 888-680-0878 (U.S.) or +1-617-213-4855 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 88068792.

The conference call will also be available via webcast at www.westernunion.com. Registration for the event is required, so please allow at least five minutes to register prior to the scheduled start time. A replay of the call will be available one hour after the call ends through Feb. 7, 2008 at 5:00 p.m. Eastern Time at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 36994086. A webcast replay will be available at www.westernunion.com for the same time period. Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Non-Cash Charge for Accelerated Stock Compensation Expense

In the third quarter 2007, the company recognized a $22 million, or a $0.02 per share, non-cash charge in accordance with FAS 123R accounting for stock-based compensation resulting from the previously announced acceleration of vesting in Western Union stock options and awards granted to current Western Union employees prior to the spin-off from First Data. Under the terms of the plan, vesting was accelerated for these options and awards as a result of the change of control that occurred when an affiliate of Kohlberg, Kravis, Roberts & Co. (KKR) acquired First Data Corporation, Western Union’s former parent company, on September 24, 2007.

Definition of Incremental Independent Public Company Expenses

Incremental independent public company expenses include the costs of staffing additions and related costs to replace support previously provided by First Data Corporation, Western Union’s corporate parent until September 29, 2006, as well as additional costs for corporate governance, information technology, corporate branding and global public affairs, benefits and payroll administration, procurement, workforce reorganization, stock compensation, and other expenses related to being a stand-alone public company. These costs also include recruiting and relocation expenses associated with hiring management positions new to Western Union, other employee compensation expenses, and temporary labor used to develop ongoing processes. These expenses are those in excess of amounts allocated to the company by First Data prior to September 29, 2006 or beyond amounts that the company presumes First Data would have allocated subsequently thereto. The company expects most of these expenses will continue to be incurred in future periods.

Non-GAAP Measures

Western Union’s management presents revenue growth excluding the acquisition of Pago Fácil and EPS excluding the non-cash charge associated with the acceleration of vesting of certain stock options and awards as a result of the acquisition of First Data Corporation by KKR, each of which are non-GAAP measures, as they provide more meaningful information.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains forward-looking statements regarding projected future results within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. The statements are only as of the date they are made, and Western Union undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include but are not limited to: changes in general economic conditions and economic conditions in the geographic regions and industries in which we operate; changes in immigration laws, patterns and other factors related to immigrants; technological changes, particularly with respect to e-commerce; our ability to attract and retain qualified key employees and to successfully manage our workforce; changes in foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers; adverse movements and volatility in debt and equity capital markets; political conditions and related actions by the United States and abroad which may adversely affect our businesses and economic conditions as a whole; changes in the economic climate in the countries in which we operate; continued growth in the money transfer market and other markets in which we operate at rates approximating recent levels; implementation of agent contracts according to schedule; our ability to maintain our agent network under terms consistent with those currently in place; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; successfully managing credit and fraud risks presented by our agents and consumers; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; competing effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other nonbank money transfer services providers, including telecommunications providers, card associations and card-based payments providers; our ability to grow our core businesses; our ability to develop and introduce new products, services and enhancements, and gain market acceptance of such products; our ability to protect our brands and our other intellectual property rights; successfully managing the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; any material breach of security of or interruptions in any of our systems; mergers, acquisitions and integration of acquired businesses and technologies into our company and the realization of anticipated synergies from these acquisitions; adverse consequences from our spin-off from First Data Corporation including resolution of certain ongoing matters; decisions to downsize, sell or close units or otherwise change the business mix; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global money transfer services. Together with its affiliates, Orlandi Valuta, Vigo and Pago Fácil, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. It operates through a network of more than 335,000 Agent locations in over 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

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WU-G, WU-F

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	Change	2007	2006	Change
Revenues:
Transaction fees	$1,058.6	$964.9	10%	$3,989.8	$3,696.6	8%
Foreign exchange revenue	215.7	175.3	23%	771.3	653.9	18%
Commission and other revenues	34.8	33.0	5%	139.1	119.7	16%

Total revenues	1,309.1	1,173.2	12%	4,900.2	4,470.2	10%
Expenses:
Cost of services	752.7	651.1	16%	2,808.4	2,430.5	16%
Selling, general and administrative	191.8	186.9	3%	769.8	728.3	6%

Total expenses (b)	944.5	838.0	13%	3,578.2	3,158.8	13%
Operating income	364.6	335.2	9%	1,322.0	1,311.4	1%

Other (expense)/income:
Interest income	20.5	19.3	6%	79.4	40.1	98%
Interest expense (b)	(47.1)	(51.5)	9%	(189.0)	(53.4)	(a )
Derivative gains/(losses), net	3.2	0.6	(a )	8.3	(21.2)	(a )
Foreign exchange effect on notes receivable from First Data, net	—	—	(a )	—	10.1	(a )
Interest income from First Data, net	—	—	(a )	—	35.7	(a )
Other (expense)/income, net	(6.0)	2.9	(a )	1.7	12.4	(a )

Total other (expense) / income, net	(29.4)	(28.7)	-2%	(99.6)	23.7	(a )

Income before income taxes	335.2	306.5	9%	1,222.4	1,335.1	-8%
Provision for income taxes	91.9	89.3	3%	365.1	421.1	-13%

Net income	$243.3	$217.2	12%	$857.3	$914.0	-6%

Earnings per share:
Basic	$0.32	$0.28	14%	$1.13	$1.20	-6%
Diluted	$0.32	$0.28	14%	$1.11	$1.19	-7%

Weighted-average shares outstanding: (c)
Basic	749.5	766.2		760.2	764.5
Diluted	761.7	782.3		772.9	768.6

(a)	Calculation not meaningful

(b)	Beginning third quarter of 2006, Western Union incurred higher corporate overhead and interest costs, many of which are recurring, as a result of its separation from First Data. Prior to September 29, 2006, the businesses that comprise Western Union were wholly-owned subsidiaries of First Data.

(c)	For all periods prior to September 29, 2006 (date of spin-off from First Data), basic and diluted earnings per share are computed utilizing the shares outstanding at September 29, 2006.

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$1,793.1	$1,421.7
Settlement assets	1,319.2	1,284.2
Property and equipment, net of accumulated depreciation of $251.5 and $213.1, respectively	200.3	176.1
Goodwill	1,639.5	1,648.0
Other intangible assets, net of accumulated amortization of $236.8 and $211.4, respectively	334.1	287.7
Other assets	498.0	503.4

Total assets	$5,784.2	$5,321.1

Liabilities and Stockholders’ Equity/(Deficiency)
Liabilities:
Accounts payable and accrued liabilities	$350.1	$312.4
Settlement obligations	1,319.2	1,282.5
Income tax payable	279.7	242.4
Deferred tax liability, net	263.6	274.8
Borrowings	3,338.0	3,323.5
Other liabilities	182.9	200.3

Total liabilities	5,733.5	5,635.9
Stockholders’ Equity/(Deficiency):
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 749.8 shares and 772.0 shares issued, respectively	7.5	7.7
Capital deficiency	(341.1)	(437.1)
Retained earnings	453.1	208.0
Accumulated other comprehensive loss	(68.8)	(73.5)
Less: Treasury Stock at cost, 0.9 shares at December 31, 2006	—	(19.9)

Total Stockholders’ Equity/(Deficiency)	50.7	(314.8)

Total Liabilities and Stockholders’ Equity/(Deficiency)	$5,784.2	$5,321.1

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$857.3	$914.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	49.1	34.8
Amortization	74.8	68.7
Deferred income tax provision	4.2	12.9
Realized gain on derivative instruments	—	(4.1)
Stock compensation expense	50.2	23.3
Other non-cash items, net	14.6	24.3
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Other assets	16.2	(60.7)
Accounts payable and accrued liabilities	43.4	59.8
Income tax payable	15.3	63.4
Other liabilities	(21.6)	(27.5)

Net cash provided by operating activities	1,103.5	1,108.9
CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(80.9)	(124.1)
Capitalization of purchased and developed software	(27.7)	(14.4)
Purchases of property and equipment	(83.5)	(63.8)
Notes receivable issued to agents	(6.1)	(140.0)
Repayments of notes receivable issued to agents	32.0	20.0
Acquisition of businesses, net of cash acquired and contingent purchase consideration paid	—	(66.5)
Cash received on maturity of foreign currency forwards	—	4.1
Purchase of equity method investments	(35.8)	—

Net cash used in investing activities	(202.0)	(384.7)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from commercial paper	13.6	324.6
Net (repayments of)/proceeds from net borrowings under credit facilities	(3.0)	3.0
Proceeds from exercise of options	216.1	80.8
Cash dividends to public stockholders	(30.0)	(7.7)
Common stock repurchased	(726.8)	(19.9)
Advances from affiliates of First Data	—	160.2
Repayments of notes payable to First Data	—	(154.5)
Additions to notes receivable from First Data	—	(7.5)
Proceeds from repayments of notes receivable from First Data	—	776.2
Dividends to First Data	—	(2,953.9)
Proceeds from issuance of debt	—	4,386.0
Principal payments on borrowings	—	(2,400.0)

Net cash (used in)/provided by financing activities	(530.1)	187.3
Net change in cash and cash equivalents	371.4	911.5
Cash and cash equivalents at beginning of year	1,421.7	510.2

Cash and cash equivalents at end of year	$1,793.1	$1,421.7

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(in millions)

(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2007	2006	Change		2007	2006	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$879.4	$806.0	9%		$3,286.6	$3,059.0	7%
Foreign exchange revenue	215.1	174.9	23%		769.3	652.4	18%
Other revenues	9.7	9.0	8%		37.2	33.5	11%

Total Consumer-to-Consumer:	1,104.2	989.9	12%		4,093.1	3,744.9	9%
Consumer-to-Business:
Transaction fees	169.9	149.2	14%		665.5	593.7	12%
Other revenues	13.4	12.9	4%		54.4	42.5	28%

Total Consumer-to-Business:	183.3	162.1	13%		719.9	636.2	13%
Other:
Revenue	21.6	21.2	2%		87.2	89.1	-2%

Total Other:	21.6	21.2	2%		87.2	89.1	-2%

Total revenues	$1,309.1	$1,173.2	12%		$4,900.2	$4,470.2	10%

Operating income:
Consumer-to-Consumer	$303.5	$272.9	11%		$1,078.3	$1,069.7	1%
Consumer-to-Business	55.7	57.3	-3%		223.7	223.3	0%
Other	5.4	5.0	8%		20.0	18.4	9%

Total operating income	$364.6	$335.2	9%		$1,322.0	$1,311.4	1%

Operating profit margin:
Consumer-to-Consumer	27.5%	27.6%	0	pts	26.3%	28.6%	-2	pts
Consumer-to-Business	30.4%	35.3%	-5	pts	31.1%	35.1%	-4	pts
Other	25.0%	23.6%	1	pt	22.9%	20.7%	2	pts
Total operating profit margin	27.9%	28.6%	-1	pt	27.0%	29.3%	-2	pts

Depreciation and Amortization:
Consumer-to-Consumer	$25.6	$22.7	13%		$98.5	$80.6	22%
Consumer-to-Business	5.1	4.4	16%		21.8	18.1	20%
Other	1.0	1.2	-17%		3.6	4.8	-25%

Total depreciation and amortization	$31.7	$28.3	12%		$123.9	$103.5	20%

THE WESTERN UNION COMPANY

KEY INDICATORS

(in millions)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	Change	2007	2006	Change
Transactions
Consumer-to-Consumer	45.1	39.6	14%	167.7	147.1	14%
Consumer-to-Business	103.4	69.3	49%	404.5	249.4	62%
Revenue
Consumer-to-Consumer	$1,104.2	$989.9	12%	$4,093.1	$3,744.9	9%
Consumer-to-Business	$183.3	$162.1	13%	$719.9	$636.2	13%

	Three Months Ended December 31, 2007			Year Ended December 31, 2007
Consumer-to-Consumer Transaction Growth
International (a)		19%			20%
Domestic (b)		-3%			-4%
Mexico (c)		3%			4%
Consumer-to-Consumer		14%			14%
Consumer-to-Consumer Revenue Growth
International (a)		17%			15%
Domestic (b)		-9%			-10%
Mexico (c)		0%			-4%
Consumer-to-Consumer		12%			9%

	Three Months Ended December 31, 2007			Year Ended December 31, 2007
	Including Pago Fácil	Excluding Pago Fácil		Including Pago Fácil	Excluding Pago Fácil
Consumer-to-Business Transaction Growth	49%	1%		62%	1%
Consumer-to-Business Revenue Growth	13%	4%		13%	4%

(a)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (b) and (c) below.

(b)	Represents all transactions between and within the United States and Canada.

(c)	Represents all transactions to and from Mexico.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

Western Union’s management has presented earnings per share, excluding the accelerated non-cash FAS 123R accounting for stock-based compensation charge, resulting from the acquisition of First Data by an affiliate of KKR. Western Union’s management has also presented consolidated revenue growth and revenue growth for our consumer-to-business segment, excluding revenue attributed to our acquisition of Pago Fácil. Western Union’s management believes these non-GAAP measures provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

Year Ended December 31, 2007
Net income as reported (GAAP)	$857.3
Adjustments:
Accelerated non-cash vesting charge, net of income tax benefit of $7.1 million (a)	15.2

Net income adjusted	$872.5

Earnings per share:
As reported (GAAP)	$1.11
Accelerated non-cash vesting charge (a)	0.02

Adjusted	$1.13

(a)	In the third quarter 2007, the company recognized a $22 million or a $0.02 per share non-cash charge in accordance with FAS 123R accounting for stock-based compensation resulting from the previously announced acceleration of vesting in Western Union stock options and awards granted to current Western Union employees prior to the spin-off from First Data. Under the terms of the plan, vesting was accelerated for these options and awards as a result of the change of control that occurred when an affiliate of KKR acquired First Data, Western Union’s former parent company, on September 24, 2007.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

(in millions)

(unaudited)

Consolidated Revenue

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Revenue as reported (GAAP)	$1,309.1	$1,173.2	$4,900.2	$4,470.2
Less:
Total Pago Fácil revenue	18.9	3.6	67.7	3.6

Revenue adjusted	$1,290.2	$1,169.6	$4,832.5	$4,466.6

Growth Rates:
As reported (GAAP)	12%		10%
Adjusted	10%		8%

C2B Revenue

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
C2B revenue as reported (GAAP)	$183.3	$162.1	$719.9	$636.2
Less:
Pago Fácil C2B revenue	17.8	3.6	64.4	3.6

C2B revenue adjusted	$165.5	$158.5	$655.5	$632.6

Growth Rates:
As reported (GAAP)	13%		13%
Adjusted	4%		4%